Exhibit 23.2
Consent of Independent Certified Public Accountants

We have issued our report dated June 8, 2010, with respect to the financial statements of Strategic Office Solutions, Inc., dba Daegis contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Reno, Nevada
September 21, 2010